EXHIBIT 10.20

Employment Agreement

Of March 1, 2019

Between: ScoutCam Ltd., Company No. 515950400

Of 7A Gan Hata’asiya St., Omer, Israel

e-mail: info@medigus.com (the “Company”)

And: Amir Govrin, identity no. 02255224-4

Address: Gilad 4, Apt. 11, Ramat Gan

e-mail: amir.govrin@medigus.com (the “Manager”)

Employment and Compensation

1.	The Parties wish to enter into an employment agreement for an unfixed period, in accordance with the conditions and provisions of this Employment Agreement. The date of commencement of the Manager’s employment, his job, his direct supervisor and other issues relating to the conditions of the Manager’s employment, including consideration, are set out in Appendix A, which is attached hereto.

2.	In the performance of his job, the Manager shall devote all of his time, attention, ability and effort exclusively for the performance of his duties at the Company and he undertakes not to engage, either as an employee or otherwise, in any business, commercial or professional activities, either for consideration or otherwise, during the term of his employment, without receiving the Company’s prior written consent to such. The provisions of this section shall not derogate from the Manager’s undertakings as set out in Appendix B which is attached hereto.

3.	Each party shall be entitled to rescind this Agreement at any time, by giving prior notice as set out in Appendix A below, and subject to any law.

4.	Notwithstanding the provisions of section 3 above, and without derogating from its rights under this Agreement or under any law, the Company shall be entitled to terminate the employment of the Manager without prior notice, upon the occurrence of one of the following cases: (a) breach of the Manager’s fiduciary duty, intentional damage to the Company’s property, dealing in competing activity or any breach of Appendix B below; or (b) a fundamental breach of the provisions of this Agreement on condition that the Manager has not remedied the breach (to the extent that it can be remedied) within 7 days of receipt of a warning from the Company; or (c) indictment of the Manager for a criminal offense (except for a fine-related offense) or for involvement in sexual harassment incidentally to the Manager’s employment at the Company; or (d) the Manager has put himself in a position of conflict of interests; or (e) any other circumstance in respect of which it is legally permissible to fire an employee without the giving of prior notice.

5.	The Manager shall not have a right of lien over the assets, equipment or any other of the Company’s property that might be in his possession. The Manager shall return all of the Company’s property that is in his possession not later than the date of termination of employer-employee relations, prior to his taking any unpaid leave or within 7 days of receipt of a demand to do so from the Company.

6.	The provisions of this Agreement shall not derogate from any right afforded to the Manager under any law, extension order, collective agreement, employment contract or any other contract relating to the conditions of his employment.

Managerial Job / Position of Trust

7.	It is agreed that this Agreement is a personal agreement and that the Manager shall be employed in a managerial job which requires a special level of personal trust, as such terms are defined in the Hours of Work and Rest Law, 5711-1951 (the “Hours of Work and Rest Law”). Therefore, the Hours of Work and Rest Law shall not apply to the Manager’s employment. The Manager declares that he is aware that he might be required to work more than usual working hours, including late in the evening or on Saturdays or Festivals, and that he shall not be entitled to any additional consideration for working such hours. The Manager declares that the economic significance of this provision was taken into account by the Parties for the purpose determining the consideration that is set out in Appendix A, and in his decision to enter into this Agreement.

Confidentiality, Prohibition of Competition and Title to Inventions

8.	Together with the execution of this Agreement, the Manager shall sign an undertaking to the Company regarding confidentiality, prohibition of unfair competition, and title to inventions, which is attached hereto as Appendix B.

Representations and Undertakings of the Manager

The Manager declares and undertakes as follows:

9.	He has the ability, skills and knowledge that are necessary for the performance of his Job pursuant to this Agreement and he does not suffer from any physical or mental health deficiency that might unreasonably prevent or impede him in the performance of his job and his other obligations under this Agreement.

10.	He is not bound by any undertaking or other agreement whatsoever that might restrict or prevent him from entering into this Agreement and performing his undertakings hereunder. By executing this Agreement and performing his job, he is not and will not be in breach of, or in a conflict of interests with: (1) the rights of his previous employers or his undertakings to them; or (2) his undertakings under any other document to which he is a party or which binds him.

11.	He shall give notice to the Company, immediately, of any matter or subject in respect of which he or his close family might have a personal interest or that might generate a conflict of interests with his job and employment at the Company.

12.	He shall not receive any beneficial interest from any third party, directly or indirectly, with respect to his employment. Should the Manager breach this undertaking, then without derogating from the rest of the Company’s rights, the beneficial interest or the value thereof shall be the property of the Company alone, and the Manager hereby grants the Company leave to deduct the value of the beneficial interest from any sum that may be owing to the Manager from it. This section shall not apply to gifts or benefits of a marginal value.

13.	In the context of his employment, he shall not act in contravention of the signature rights that are prescribed by the Company.

14.	He agrees and confirms that from time to time, he might be required to travel and stay overseas in the framework of his job.

15.	For the purpose of performance of his job, the Company may provide the Manager with a computer, hardware, software, an email address and/or mobile telephone as the case may be (“Computers”) which shall be the exclusive property of the Company. Subject to the Company’s procedures in this regard, and without derogating from his undertakings and the performance of his job pursuant to this Agreement, the Manager shall be entitled to make reasonable, private use of the Computers provided that the Manager shall not be entitled to store private files on the Computers (except for private folders that are prominently marked as such) and shall not be entitled to store Company files on private storage measures. It is clarified that the professional email address shall be used for professional purposes only, whilst the Manager shall be entitled, for private purposes, to use external email services (such as gmail).

16.	The Manager is aware and agrees that: (1) the Company may allow other employees and third parties to make use of the Computers; (2) in order to preserving its legitimate interests, the Company may monitor the activities on the Computers, including the usage log and the contents of email and internet correspondence, which shall be admissible as evidence in legal proceedings; (3) in light of the Manager’s undertakings above, the Manager shall not have a right to privacy with respect to the contents of the Computers, with the exception of private folder that have been prominently marked as such.

17.	The Manager is aware and agrees that the information about him and about the conditions of his employment which may be accrued and documented by the Company (the “Information”) may be provided to third parties, including outside of Israel, on condition that: (a) such transfer is effected for the purpose of the performance of some relevant legal provision or for the purpose of the Company’s business (including any transactions related thereto); (b) no information shall be provided beyond what is necessary and reasonable; (c) the party to which the information is provided shall undertake to the Company, to the extent that such is possible and relevant, that it shall maintain the privacy of the information at a level of protection that is at least that which is employed by the Company with respect to the information.

18.	In the event of rescission of this Agreement, for any reason whatsoever, the Manager shall cooperate with the Company and shall make best endeavors to assist in the orderly transition of his job at the Company, and in the orderly overlap between him and the person or persons due to replace him in his job.

General Provisions

19.	This Agreement and the Appendixes hereto constitute the full agreement between the Parties and prevail over any prior agreement, offer, understanding, correspondence, content, conversation or arrangement, whether in writing or oral, if any, between the Parties, with respect to the conditions of the Manager’s employment. Any matter not expressly regulated in this Agreement shall be in accordance with the law. Any amendment and/or addition to this Agreement shall bind the Parties to this Agreement and shall only be in force if it is in writing and signed by the Parties.

20.	Israeli law shall apply to this Agreement. The competent courts / tribunals in the city of Tel Aviv Yafo shall have exclusive jurisdiction with respect to any matter stemming from this Agreement or with respect to this Agreement.

21.	All notices must be sent by one party to the other by registered mail, by email or by hand delivery to the address at the top of this Agreement or to such other address as a Party may notify. Any notice shall be deemed to have been received by the recipient: if sent by registered mail – 4 business days after dispatch; if sent by email – one business day after dispatch provided that an automatic confirmation is obtained from the server that the notice reached its destination; if delivered by hand – upon delivery provided that a “certificate of delivery” is received.

The Manager declares that: (1) he has read carefully and has understood all of the provisions of the Agreement and the Appendixes hereto; (2) he has been given a reasonable opportunity to consult with third parties, including with an advocate; (3) he has signed this Agreement with full volition and consent.

In witness whereof, the Parties have hereunto set their hands:

The Manager:	/s/ Amir Govrin	The Company:	/s/ Tanya Yosef

/s/ Yaron Silberman

Appendix A – Conditions of Employment

1.	Date of Commencement, Job and Supervisor – The Manager’s employment shall commence on May 1, 2019, full time, in the position of CTO or such other similar position, whatever its title may be. The Manager shall report directly to the Interim CEO. The Employee’s seniority for the purposes of rights that are dependent upon seniority shall be calculated in accordance with seniority as of December 20, 2003.

2.	Prior Notice – two months in advance. Notice shall be given notice in writing however, even if notice is not given in writing as aforesaid, the Manager shall be deemed to have resigned if he gives clear notice in such regard.

3.	Salary – A gross monthly salary of NIS 37,000 (the “Salary”). Any payment or bonus that are granted to the Manager pursuant to this Appendix, apart from the Salary, shall not be deemed to be a salary for any purpose whatsoever, and the Director shall not be able to argue otherwise. The Salary shall be paid on the lawful date.

4.	Pension Arrangements – The Company shall insure the Manager under a pension arrangement of his choice (insurance fund, pension fund or a combination of the two), in accordance with the rates and conditions that are set out below:

4.1.	Insurance fund (“executive insurance”) – in accordance with the following components:

4.1.1.	Insurance for loss of capacity to work – the Company shall, at its own expense and from an insurer of its choice, purchase coverage in the event of loss of capacity to work with the usual and acceptable conditions, at the rate that is necessary for the insurance of 75% of the Salary. The Company’s payment for insurance for loss of capacity to work shall not, in any event, be greater than 2.5% of the Salary.

4.1.2.	The Company’s provisions for severance pay - 8 1/3% of the Salary.

4.1.3.	The Company’s provisions for compensation – the difference between 6.5% of the Salary and the Company’s payment for insurance for loss of capacity to work, provided that in any event, the Company’s provisions for compensation shall not be less than 5% of the Salary.

4.1.4.	The Manager’s provisions for compensation – 6% of the Salary.

4.2.	Pension fund – in accordance with the following components: The Company’s provisions for severance pay – 8 1/3% of the Salary; the Company’s provisions for compensation - 6.5% of the Salary; the Manager’s provisions for compensation - 6% of the Salary.

5.	Release of Pension Funds – The Parties adopt the provisions of the General Authorization regarding Employer Payments into Pension Funds and Insurance Funds in lieu of Severance Pay, which was issued pursuant to the Severance Pay Law, 5723-1963, as is in force from time to time, a copy of which is attached to this Agreement as Appendix C. The Company hereby waives its right to a refund of the monies that it paid to the Pension Fund and/or to an executive insurance policy unless the Manager’s right to severance pay is repudiated in a judgment pursuant to sections 16 and 17 of the Severance Pay Law, 5723-1963 (in accordance with the provisions thereof), or if the Manager withdraws monies from the pension fund and/or executive insurance policy, other than due to an “entitling event”. For this purpose, an “entitling event”: death, disability or retirement at age sixty or above. The Manager declares, confirms and undertakes that the Company’s provisions for the executive insurance policy or pension fund shall stand in place of all of the severance pay owing to him if any, pursuant to section 14 of the Severance Pay Law, 5723-1963, and in accordance with the General Authorization referred to above.

6.	Study Fund – The Company and the Manager shall set up a study fund for the Manager. The Company shall deposit a sum equal to 7.5% of the Salary into a study fund each month, and the Manager shall set aside a sum equal to 2.5% of the Salary to the study fund, provided that the deposits pursuant to this section shall only be made up to the sum of the ceiling of the tax exemption for provisions to study funds pursuant to the Income Tax Ordinance. The Manager hereby instructs the Company to transfer the sums constituting the Manager’s portion of the provisions, to the study fund.

7.	Vacation – The Manager shall be entitled to leave of 31 days of work for each period of twelve (12) months of employment (the “Annual Quota”) but in any event, not less than that which is set out in the Annual Leave Law, 5711-1951, as such may be from time to time (the “Annual Leave Law”). The Company encourages its employees to take leave and to use up the entire Annual Quota of leave days. However, the Employee shall be entitled to accrue vacation days in a quantity of not more than twice the Annual Quota (the “Accrual Quota”). Vacation days beyond the Accrual Quota shall be deleted without the Manager being given compensation for such. The dates for taking vacations shall be prescribed by the Company at its discretion, in accordance with its possibilities and needs, and where possible, taking into account the Manager’s wishes. The Company shall be entitled to decide on a uniform annual leave period for all or some of its employees, with respect to some or all of their annual leave quota, as it may see fit.

8.	Sick Pay – The Manager shall be entitled to the payment of sick pay in accordance with the provisions of the Sick Pay Law, 5736-1976. In the event that the Manager is absent from work due to illness, the Manager shall inform the Company of the illness on the first day of such absence, unless the Manager is unable to give such notice due to his medical condition, in which case the notice shall be given as soon as possible. Such notice shall refer, inter alia, to the estimated period in which the Manager is unable to work.

9.	Convalescence Pay – The Manager shall be entitled to payment of convalescence pay in accordance with the Extension Order regarding Payment of Convalescence Pay.

10.	Company Car – In place of travel expenses, the Company shall provide the Manager with a company car, for the purposes of the Manager’s job capacity, of which such model and specifications shall be determined exclusively by the Company (the “Car”). The Company shall pay for all ordinary expenses in connection with the Car, including licensing fees, insurance, gasoline and repairs; however, the Company shall not pay for traffic tickets or infractions, toll road fees or any other penalties or fines. It is agreed that the Manager shall not be entitled to certain tax benefits pertinent to the Car.

11.	The Manager: (1) will ensure the Car is in good shape and will verify the conditions of the insurance policy will be fulfilled and satisfied (including instructions and requirements in connection with the protection of the Car); (2) use the Car in accordance with the Company’s policies, which will be effective from time to time; and (3) in the event the Manager’s employment with the Company shall expire, either by termination of employment or otherwise, the Manager shall return the Car to the Company with the keys to the Car as well as other related licenses and documents in connection with the Car, in accordance with the framework of this Agreement.

12.	Directors’ and Officers’ Insurance – Throughout the entire term of the Manager’s employment at the Company, the Manager shall be covered by the Company’s directors’ and officers’ insurance in accordance with the conditions of the policy as shall be in force at such time, with respect to the other senior officers of the Company. The Company undertakes to keep such directors’ and officers’ insurance in force for a period of at least seven years after termination of the Manager’s office as an officer, so long as the Manager is not covered by a “retiring directors and officers” expansion or by a run-off policy, that may have been purchased by the Company.

13.	Cellular Telephone – The Company shall provide the Manager with a cellular telephone for the purpose of the performance of his job, and for his reasonable private use. The Company shall bear the costs involved in the cellular telephone in accordance with the policy that it shall have in place from time to time. The Manager shall return the cellular telephone (together with all of the auxiliary equipment supplied to him) immediately upon the Company’s demand or upon termination of the Manager’s employment.

14.	Business Expenses – The Company shall refund any payment to the Manager for necessary and acceptable business expenses incurred by the Manager, in accordance with the Company’s policy, as may be updated from time to time.

15.	Taxes and Mandatory Payments – All of the taxes and benefits under this Agreement shall be gross sums. The Company shall deduct taxes and other mandatory payments as required by the law.

The Manager:	/s/ Amir Govrin	The Company:	/s/ Tanya Yosef

/s/ Yaron Silberman

Appendix B – Deed of Undertaking

This Deed of Undertaking was executed on May 1, 2019 by Amir Govrin, identity card no. 02255224-4, of Gilad 4, Apt. 11, Ramat Gan, Israel (hereinafter: the “Manager”).

Since the Manager wishes to enter into an employment agreement with ScoutCam Ltd. (the “Company”) and since the preservation of the Confidential Information (as defined below), the Company’s rights in Inventions (as defined below) and in all of the intellectual property rights auxiliary to such, are essential to the Company, the Manager is executing this Undertaking as a condition of his employment by the Company, and he undertakes to perform it verbatim.

In this Deed of Undertaking, all of the Manager’s undertakings to the Company shall be made to any parent companies, subsidiaries, sister companies and related companies to the Company, directly or indirectly, and the substitutes or transferees of such companies.

Confidential Information

1.	The Manager recognizes the fact that he has and that he will have access to information that is confidential in nature (whether marked as such or not), that is related to the Company, including with respect to its commercial secrets, professional knowledge, technology, products (including products under development), research and development, experiments, formulas and processes, inventions, business, assets, financial condition, contracts and undertakings, obligations, operations, marketing and sales promotion issues, plans (including business and financial plans), strategies, procedures, forecasts, customers, suppliers, business partners and third parties to whom the Company has undertaken to keep information confidential and information relating to its employees, consultants, office bearers, directors and shareholders (all hereinafter jointly: the “Confidential Information”). The Confidential Information might be in any form whatsoever, including in writing, oral or on a magnetic or electronic medium. Confidential Information shall not include information that has come into the public domain as a result of a breach of this Deed of Undertaking by the Manager or information which the Manager is required to disclose pursuant to the legal demand of a competent authority, on condition that: (a) the Manager gives notice to the Company of such demand, immediately; (b) the Manager cooperates with the Company, if necessary, in order to reduce the scope of the demand; (c) the Manager does not disclose it beyond his duty to disclose in accordance with the aforesaid demand.

2.	During the term of his employment and at all times thereafter, without any limitation in time, the Manager shall strictly preserve the Confidential Information and shall ensure its confidentiality, and shall not disclose the Confidential Information to any person or entity and shall not use the Confidential Information other than for the Company’s benefit. The Manager recognizes and understands that his work at the Company and his access to the Confidential Information give rise to a relationship of trust with respect to such Confidential Information.

3.	The Manager declares that he has been made aware that all of the rights in the Confidential Information are the exclusive property of the Company (or of the third party to which the Company has undertaken to keep the Information confidential). Without derogating from the generality of the aforesaid, the Manager agrees that all of the Confidential Information that was prepared, collected, processed, received, kept or was in his use with respect to his employment in the Company (the “Material”) shall be the exclusive property of the Company and shall be deemed to be Confidential Information. Everything relating to the Material, including originals, copies and summaries, shall be transferred by the Manager to the Company upon termination of the term of his employment or at any time prior to such at the Company’s demand, without the Manager keeping any copies of the above and without the Manager having a right of lien over them. The Manager shall not remove the Material from the Company, unless such is required by virtue of his job and for the purpose of his employment, and unless such is permitted in accordance with the Company’s procedures. If the Material is removed from the Company’s offices as set out above, the Director shall take all of the necessary measures in order to maintain absolute confidentiality of the Material and shall return such to its place immediately after such use.

4.	Unless there is a lawful permit or approval for such, the Manager shall not use nor disclose Confidential Information or commercial secrets belonging to any third parties including to previous employers, towards which the Manager has a duty of confidentiality or non-use (including any academic institution or any related entity).

Unfair Competition and Prohibited Solicitation

5.	The Manager undertakes that during the course of his employment at the Company, he shall not contract, set up, open or be in any way involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, adviser or in any other many, any business, occupation, employment or any other activity that is in competition with the Company’s business.

The Manager undertakes that during the period of 12 months following termination of his employment at the Company for any reason whatsoever, he shall not contract, set up, open or be in any way involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, adviser or in any other many, any business, occupation, employment or any other activity that is in which might reasonably include or require use of the Confidential Information. The Manager hereby confirms that it is reasonable that any engagement, set-up, opening or involvement, directly or indirectly, whether as an employee, owner, partner, agent, shareholder, director, adviser or in any other capacity, of any business, profession, employment or any other activity that is in competition with the Company’s business, as such was during the term of the Manager’s employment, or with the Company’s business as planned during the term of his employment, might require the use of all or part of the Confidential Information.

The Manager agrees that in light of his position at the Company and his exposure to the Confidential Information, the provisions of this section 5 are reasonable and necessary for the purpose of lawfully protecting the Confidential Information, which constitutes a principal asset of the Company and he undertakes to perform such as a condition of his employment by the Company. The Manager declares that he has carefully read the provisions of this undertaking, that he understands the outcome of this undertaking and agrees to the provisions hereof, and that he has assessed the advantages and disadvantages involved in entry into this undertaking for himself.

The Manager hereby declares that he is aware that part of his Salary contains additional consideration that is being provided for the Manager’s undertaking under this non-competition stipulation. Without derogating from the aforesaid, the Manager declares that he has the financial capability to enter into this non-competition undertaking.

6.	The Manager undertakes that during the course of his employment at the Company and for a period of 12 months thereafter, he shall not solicit, persuade or try to persuade any employee of the Company to cease his employment at the Company or to reduce the scope of his employment at the Company, and that he shall not employ such an employee. Furthermore, the Manager shall not solicit, persuade, try to solicit or try to persuade, directly or indirectly, any consultant, service provider, agent, distributor, customer or supplier of the Company to terminate, reduce or alter their relationship with Company. All of the above shall apply both directly and indirectly.

Title to Inventions

7.	The Manager shall give notice and shall transfer to the Company or to whomever is appointed for such on its behalf with all inventions, improvements, enhancements, formulas, processes, techniques, professional knowledge and technological information, whether able to be registered as a patent, as copyright or any similar law or not, which come into being, are invented, made, developed or raised as an idea or implemented, or which may be deduced by the Manager alone or jointly with others, during the course of the Manager’s employment at the Company (including after business hours, on weekends , or during vacations) (all of the aforesaid shall hereinafter be defined as: “Inventions” or the “Invention”), immediately upon discovery, receipt, generation or invention thereof, as the case may be.

8.	The Manager agrees that any Inventions, as of the date of their invention or creation shall be the Inventions of the Company, shall be the exclusive property of the Company 0and its transferees, and the Company and its transferees shall be the exclusive owners of all of the property, rights and interests in the patents, copyright, commercial secrets and all of the other rights of any kind whatsoever, including moral rights with respect to the Inventions. The Manager hereby irrevocably and unconditionally assigns all of the rights set out below with respect to all of the Inventions to the Company: (1) all property, rights and interests in patents, patent applications and patent rights, extensions or expansions thereof; (2) rights related to a work, including copyright or applications for copyright, moral rights (as defined below) and proprietary rights in design; (3) rights related to the protection of commercial secrets and confidential information; (4) designs and the rights related thereto; (5) other proprietary rights related to intangible assets including trademarks, service marks and the implementation thereof, commercial names and packaging, and all of the goodwill related to them; (6) any property, rights and interests in any Invention; and (7) rights to sue for breach of any of the rights set out above and the right to revenues, royalties and other payments for the rights set out above. The Manager hereby waives all of the moral rights (as defined below) that it might have with respect to the Inventions, even after termination of his employment at the Company, and agrees never to sue with respect to such rights. “Moral rights” shall mean any right of an author to claim that his name be mentioned on his work, any right to object to any change in the work and any similar right that exists under any law in any country in the world, or under any treaty.

9.	The Manager undertakes that during the term of his employment at the Company and thereafter, he shall take all of the actions reasonably necessary or required by the Company and he shall assist the Company, at its expense, in any way that it may request, in order to register, preserve, protect and enforce the Inventions in all countries around the world. These actions shall include, inter alia, the execution of documents and assistance in legal proceedings. The Manager hereby irrevocably authorizes and appoints the Company or a person appointed on its behalf as attorney for the Manager to act in his stead and in his place, to sign any document, to submit it and to do any other action on behalf of the Manager which may be permitted under any law in order to enable the registration, preservation, protection and enforcement of the Inventions in all countries around the world.

10.	The Manager shall not be entitled with respect to the above to any monetary or other consideration apart from that set out expressly in his Employment Agreement or beyond the provisions of any other special agreement or arrangement in this regard made in writing and signed by the Company. Without derogating from the generality of the aforesaid, the Manager irrevocably confirms that the consideration paid to the Manager under the express conditions of this Employment Agreement shall be in lieu of any right that the Manager might have been entitled to receive by law for payment for the Inventions and the Manager hereby waives any right to receive royalties or any other payment for the Inventions, including under section 134 of the Patents Law, 5727-1967. With respect to the above, no arrangement, contract or agreement made orally or in writing shall have any effect unless such is in writing and lawfully signed by the Company.

General

11.	The Manager declares that in the performance of his undertakings under this Deed of Undertaking, and his function as an employee of the Company, he is not in breach of any undertaking regarding the assignment of inventions, non-competition, confidentiality or any similar undertaking towards, or right of, any previous employer (including any academic institution or any related entity). The Manager recognizes the fact that the Company has relied on this declaration in its decision to employ him at the Company.

12.	The Manager agrees that the provisions of this undertaking which constitute an integral part of the conditions of his employment, are reasonable and necessary for the purpose of protecting the legitimate interests of the Company with respect to the subject of this undertaking.

13.	The Manager recognizes that in the event of breach of any of the provisions of this Deed of Undertaking, the Company might suffer damages that cannot be remedied and therefore, in the event of a breach of this Deed of Undertaking, the Company shall be entitled to an injunction in order to enforce this Deed of Undertaking (without derogating from the other remedies to which the Company might be entitled in such a case, under any law).

14.	Should it be ruled by any competent judicial instance that any of the provisions of this Deed of Undertaking are not valid or enforceable, in any way whatsoever, such provision shall be enforced to the extent possible in accordance with the intention of the Company and the Manager. If such provision cannot be enforced in accordance with such intention, the provision shall be deemed to have been amended so that those parts of it which are held, as aforesaid, to be invalid or unenforceable, may be deleted therefrom, only in such country or region in which the decision that the provision is invalid or unenforceable as aforesaid has been handed down, in accordance with the local law. In addition, if it is held that a particular provision contained in this undertaking is too broad in terms of the time periods, geographical scope, actions or subject matter set out herein, it shall be interpreted such that the provision shall be limited and restricted with respect to such characteristic, so that the provision shall be enforceable to the greatest extent possible that is suitable to the applicable law as may be in force at such time.

15.	The provisions of this undertaking shall remain in full force even after termination of the employment between the Company and the Manager, for any reason whatsoever. This undertaking shall not in any way derogate from the undertakings and liabilities of the Manager under any law.

16.	The Manager hereby agrees that following termination of the employment between the Company and the Manager, the Company shall be entitled to give notice to the Manager’s new employer of the Manager’s rights and obligations pursuant to this Deed of Undertaking.

17.	This Deed of Undertaking constitutes the full agreement between the Company and the Manager with respect to the subject of this Deed of Undertaking. Any addition, amendment or waiver of any undertaking pursuant to this Deed of Undertaking shall only be valid if in writing and signed by the Company as well. The Company’s waiver of the Manager’s undertaking shall constitute a one-time waiver and shall not constitute a precedent or serve for the drawing of inferences to similar, different or other cases.

18.	This Deed of Undertaking and the rights and obligations hereunder shall be valid towards the substitutes, transferees and legal representatives of the Manager and the Company. The Company shall be entitled to assign all or part of its rights under this Deed of Undertaking. The Manager shall not convert, assign or otherwise transfer the duties imposed upon him under this Deed of Undertaking other than with the prior written consent of the Company.

Amir Govrin:	/s/ Amir Govrin	Date:	May 19, 2019

The Manager:	/s/ Amir Govrin	The Company:	/s/ Tanya Yosef

/s/ Yaron Silberman

Appendix C

General Authorization (Consolidated Version) regarding Employer Payments into Pension Funds and Insurance Funds in lieu of Severance Pay

Pursuant to the Severance Pay Law, 5723-1963

By virtue of my authority pursuant to section 14 of the Severance Pay Law, 5723-1963, (hereinafter: the “Law”), I authorize that payments made by the Employer as of the date of publication of this Certificate, for the Employee, into a comprehensive pension in an annuity fund which is not an insurance fund as defined in the Income Tax (Rules for Approval of and Management of Pension Funds) Regulations, 5724-1964 (hereinafter: a “Pension Fund”), or into an executive insurance policy which includes the ability to pay an annuity or a combination of payments into an annuity plan and a plan which is not an annuity plan, into such insurance fund (hereinafter: an “Insurance Fund”), including payments made by combining payments into a Pension Fund and an Insurance Fund, whether the Insurance Fund contains an annuity plan or not (hereinafter: “Employer Payments”) shall stand in lieu of the severance pay owing on the Salary out of which the aforesaid payments are made, and for the period paid (hereinafter: the “Severance Salary”), provided that all of the above exist:

1.	Employer’s payments –

(a)	Into a Pension Fund shall be no less than 14 1/3% of the Severance Salary or 12% of the Severance Salary if the Employer also makes payments for the Employee, in addition to the above, for supplementation of severance pay into a severance pay pension fund or an Insurance Fund in the Employee’s name in the rate of 2 1/3% of the Severance Salary. Where the Employer has not paid the aforesaid 2 1/3% in addition to the 12%, the Employer’s payments shall stand in lieu of 72% of the Employee’s severance pay only;

(b)	Into an Insurance Fund are no less than one of the following:

(1)	13 1/3% of the Severance Salary, if the Employer pays for the Employee, in addition to the above, for monthly salary assurance in the event of loss of capacity to work, under a plan approved by the Commissioner for Capital Markets, Insurance and Savings at the Ministry of Finance, in the rate required to assure 75% of the Severance Salary at least, or in the rate 2 1/2% of the Severance Salary, whichever is the lesser (hereinafter: “Payment for Insurance of Loss of Capacity to Work”);

(2)	11% of the Severance Salary, if the Employer also makes payment for insurance for loss of capacity to work, in which case the Employer’s payments shall be in lieu of 72% of the Employee’s severance pay, only; should the Employer make payments to supplement severance pay in addition to the above into a Pension Fund or Insurance Fund for severance pay in the Employee’s name, in the rate of 2 1/3% of the Severance Salary, the Employer’s payments shall be in lieu of 100% of the Employee’s severance pay.

2.	No more than 3 months after the commencement of the Employer’s payments, a written agreement is entered into between the Employer and the Employee containing:

A.	The Employee’s consent to an arrangement under this Authorization in a form setting out the Employer’s payments to the Pension Fund or Insurance Fund, as the case may be; such agreement shall also contain the wording of this Authorization;

B.	A waiver by the Employer in advance of any right that it may have to restitution of the monies from its payments, unless the Employee’s right to severance pay is repudiated in a judgment under sections 16 and 17 of the Law, and to the extent so repudiated, or that the Employee has withdrawn monies from the Pension Fund or the Insurance Fund not due to an entitling event; in this regard, “entitling event” – death, disability or retirement at the age of 60 or more.

C.	This Authorization shall not derogate from an employee’s right to severance pay under the Law, under a collective agreement, extension order or employment contract, in respect of salary above the exempt salary.

(Eliyahu Yishai)

The Manager:	/s/ Amir Govrin	The Company:	/s/ Tanya Yosef

/s/ Yaron Silberman